Exhibit 1

OPTION AGREEMENT

        THIS OPTION AGREEMENT (the “Agreement”) is made and entered into as of this 20th day of November, 2006 by and between (a) Gad Goldstein (“Gad”) and (b) Emblaze Ltd. (the “Company”).

        WHEREAS, the Company is an Israeli public company whose shares are listed for trade on the London Stock Exchange;

        WHEREAS, Gad is the owner of 325,000 ordinary shares, nominal value NIS 1.00 each (the “Formula Shares”), of Formula Systems (1985) Ltd. (“Formula”), an Israeli public company whose American Depositary Receipts, each representing one ordinary share, are listed on the NASDAQ Stock Market (“Nasdaq”) and whose ordinary shares are listed on the Tel-Aviv Stock Exchange (the “TASE”).

        WHEREAS, the Company wishes to grant to Gad and Gad wishes to receive from the Company the right to sell to the Company the Formula Shares owned by Gad, pursuant to the terms and conditions set forth herein.

        WHEREAS, the parties wish to set forth the terms and conditions of the Option (as defined below).

        NOW, THEREFORE, the parties hereto agree as follows:

1.     Grant of Put Option

The Company hereby grants Gad the right (the “Option”), during the Exercise Period (as defined below) and subject to applicable law, to sell to the Company the Formula Shares and subject to the provisions hereof, Emblaze hereby undertake to purchase from Gad the Formula Shares. As consideration for the Formula Shares sold by Gad to the Company (the “Purchased Shares”), the Company shall pay Gad, for each Purchased Share, $16.00 (the “Price Per Share”), which Price Per Share may be adjusted pursuant to reverse or forward stock splits, recapitalizations and similar events (which for the avoidance of doubt, shall exclude distribution of dividends); provided that the Company shall not be obligated to purchase from Gad more than 325,000 Formula Shares (which amount may be adjusted pursuant to reverse or forward stock splits, recapitalizations and similar events).

2.     Exercise Period

The Option may be exercised by Gad during the period commencing on January 1, 2007 and through December 31, 2007 (the “Exercise Period”). If the Option is not exercised in full by Gad by December 31, 2007, it shall immediately terminate and be of no force and effect with respect to any portion of the Formula Shares underlying the Option not sold by Gad to the Company by such time.

3.     Exercise of Option:

3.1     The Option is exercisable by Gad by delivery of a written notice of exercise to the Company, stating the number of Purchased Shares, which notice shall be in substantially the form attached hereto as Exhibit A (the “Notice of Exercise”), such Notice of Exercise to be delivered to the Company no later than the last day of the Exercise Period at 4:00 p.m. Israel time.

4.     Closing; Deliveries

        The sale and purchase of Purchased Shares shall take place at a closing (the “Closing”) to be held at the offices of Formula, 3 Abba Eban Blv., Herzeliya, at 10:00 a.m. Israel time, on such date as the Company will notify Gad, which shall not be later than 90 days following the date on which the Notice of Exercise shall have been delivered by Gad to the Company (even if the date of Closing is subsequent to expiration of the Exercise Period).

        At the Closing:

(a) Gad will deliver to the Company written approval from Gad’s broker that all of the Purchased Shares sold by Gad to the Company pursuant to the Notice of Exercise have been transferred in an ‘off-market’ transaction to the Company’s securities account No. 47746 at Bank Hapoalim, Hagalim Branch- 584,.

(b) The Company shall deliver to Gad the aggregate consideration for the Purchased Shares sold by Gad to the Company, by wire transfer of immediately available funds (which shall be denominated in US Dollars) to the following bank account: Account No. 150045 at Israeli Discount Bank Ltd., Branch No. 008 Shenkin Tel Aviv.

5.     Representations of Gad:

        Gad represents as follows:

(a) The execution of this Agreement by Gad and the exercise of the Option under this Agreement in accordance with its terms, will not, with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of or a default under any agreement to which Gad is a party, will not trigger any right of first refusal, tag-along rights or other rights in respect of the Purchased Shares, or result in the creation (except by the Company or by any person on its behalf) of any Encumbrance (as defined below) on any of the Purchased Shares, and will not require any consent or approval of any third party (other than by the Company or on its behalf), nor will Gad be required to conduct any filings or registrations with, or provide any notification to, any third party (including, but not limited to, governmental agencies or regulatory authorities) in connection with the execution or performance by Gad of this Agreement..

(b) (1) Gad has good and valid title to all of the 325,000 Formula Shares referred to in the preamble to this Agreement, subject only to the provisions of subsection (4) below. Gad is the sole beneficial owner of all of the Formula Shares referred to in the preamble to this Agreement. (2) At the Closing, Gad shall deliver to the Company good title to, and all rights to vote as defined in Formula’s Articles of Association, all of the Purchased Shares sold by Gad to the Company, free and clear of any legal or security interest of a third party, including but not limited to any lien, mortgage, pledge, charge, title retention, right to acquire, hypothecation, option, right of first refusal, restriction by way of security of any kind or nature, community property interest, equitable interest, proxy, right of preemption, transfer or retention of title agreement, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any other third party right (“Encumbrances”), other than as set forth in subsection (4) below. (3) None of the Formula Shares referred to in the preamble to this Agreement is subject to any transfer restrictions under the Israeli Securities Law, 1968 and the rules promulgated thereunder, including but not limited to volume limitations, and all of the Formula Shares referred to in the preamble to this Agreement are freely transferable via the TASE. (4) All of the Formula Shares referred to in the preamble to this Agreement are “restricted securities”, as defined in Rule 144 under the U.S. Securities Act of 1933, as amended.

6.     Termination.

        This Agreement may be terminated at any time prior to the Closing Date:

    (a)        by the mutual written agreement of the Company and Gad;

    (b)        by written notice from the Company to Gad, if there shall have been a breach of any covenant or agreement set forth herein on the part of Gad, which is material to this Agreement or if any representation or warranty of Gad set forth in this Agreement shall have become materially untrue, provided that if such breach or misrepresentation is curable by Gad, then the Company shall give written notice of such breach or misrepresentation to Gad, and it shall only be entitled to give the notice of termination if such breach or misrepresentation shall not have been cured within 10 (ten) days from the date of the Company’s notice of such breach or misrepresentation;

    (c)        by written notice by Gad to the Company, if there shall have been a breach of any covenant or agreement on the part of the Company set forth in this Agreement which is material to this Agreement, or if any representation or warranty of the Company set forth in this Agreement shall have become materially untrue, provided that if such breach or misrepresentation is curable by the Company, then Gad shall give written notice of such breach or misrepresentation to the Company, and he shall only be entitled to give the notice of termination if such breach or misrepresentation shall not have been cured within 10 (ten) days from the date of notice from Gad of such breach or misrepresentation; or

    (d)        if at the time of delivery by Gad of the Notice of Exercise hereunder, or at any time following such delivery by Gad of the Notice of Exercise and prior to such time that the Company is required hereunder to purchase from Gad the Purchased Shares, there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any governmental authority having competent jurisdiction enjoining the Company and/or Gad from consummating this Agreement is entered and the ruling, judgment, injunction, order or decree shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable efforts to resist, resolve or lift, as applicable, any such law, ruling, judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement pursuant to this Section 6(b) shall not be available to any party whose breach of any provision of this Agreement or other action results in the imposition of such ruling, judgment, injunction, order or decree or the failure of such ruling, judgment, injunction, order or decree to be resisted, resolved or lifted, as applicable; and further provided, however, that if this Agreement is terminated pursuant to this Section 6(d), the Company will pay Gad, as consideration for each Purchased Share with respect to which the Option is exercised hereunder, the difference between (i) the Price Per Share and (ii) the average of the closing prices of the Formula Shares and the American Depositary Receipts representing ordinary shares of Formula, as the case may be, on the TASE and Nasdaq on the last respective business day of each of TASE and Nasdaq prior to the day on which Gad notifies the Company of the exercise of the Option.

In the event of the termination of this Agreement pursuant to this Section 6, this Agreement shall thereafter become void and have no effect, without any liability on the part of any party in respect thereof (except as set forth herein).

7.     Miscellaneous

7.1.     Taxes. Each party shall bear tax payments due from that party under any law in respect of the sale of shares under this Agreement. Without limiting the foregoing, all taxes imposed upon Gad as a result of the sale of any Purchased Shares to the Company (including any taxes on income or capital gains on such) will be borne and paid by Gad. The Company shall be entitled to deduct and withhold from any amounts payable for any Purchased Share such amounts as the Company in good faith determines may be required to be deducted or withheld therefrom under the Income Tax Ordinance of Israel [New Version], 1961, as amended or under the regulations promulgated thereunder; provided that with respect to any such withholding, the Company shall act in accordance with any tax withholding ruling or exemption from the Israeli Tax Authority, if obtained and delivered to the Company prior to Closing. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to Gad.

7.2.     Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel without regard to the conflict of laws provisions thereof. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel Aviv, Israel and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

7.3.     Further Assurances. The parties hereto shall execute and deliver such additional documents and shall take such additional actions as may be reasonably necessary or appropriate to effect the provisions of this Agreement and the consummation of the sale of Purchased Shares contemplated hereby.

7.4.     Manner of Payment. Payments that are paid to Gad pursuant to this Agreement shall be paid in U.S. Dollars to Gad’s bank account as more fully set forth above. All payments shall be initiated on a banking day, before 11:00 a.m., Israel time, by bank wire transfer in immediately available funds.

7.5     Successors and Assigns. Except as otherwise expressly stated to the contrary herein, each of the parties hereto shall not assign or transfer any of its rights or obligations hereunder without the written consent of the other party and the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns under law, heirs, executors, and administrators of the parties.

7.6     Notices. All notices required or permitted hereunder to be given to a party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the addressee thereof (i) if hand delivered on a business day, on the day of delivery and if not on a business day on the following business day, (ii) if given by facsimile transmission on a business day, on the day on which such transmission is sent and confirmed and if not on a business day on the following business day, (iii) if mailed by registered mail, return receipt requested, five business days following the date it was mailed, to such Party’s address as set forth below or at such other address in Israel as such Party shall have furnished to the other Party in writing in accordance with this provision:

If to Gad:
c/o Formula Systems (1985) Ltd.
3 Abba Even Street Herzliya, Israel
Facsimile: +972--09-9598877

If to the Company:
22 Zarhin Street
Ra'anana, Israel
Facsimile: +972-9-769-9800
Attn.: Chief Financial Officer

With a copy to:
Dan Shamgar, Adv.
Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Road
Ramat Gan 52506, Israel
Facsimile: +972-3-610-3111

7.7     Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersede any other agreement that may have been made or entered into by the parties.

        IN WITNESS WHEREOF, Gad and the Company have each caused this Agreement to be duly executed as of the date first above written.

        _________________
        Gad Goldstein

        Emblaze Ltd.

        By: _________________

        Name: _________________

        Title: _________________

Exhibit A

Notice of Exercise

To:	Emblaze Ltd.

The undersigned hereby exercises his right to sell to Emblaze Ltd._________ ordinary shares of Formula Systems (1985) Ltd. for a purchase price of $16.00 per share, pursuant to and in accordance with terms set forth in the option agreement dated as of ________________, 2006 by and between the undersigned and Emblaze Ltd.

The sale and purchase of the foregoing shares shall be consummated in accordance with the terms of the foregoing option agreement. The representations and warranties of the undersigned set forth in the option agreement are true and accurate as of the date hereof.

________________________
Gad Goldstein

Date: ________________________